FY 2011 Q3 Earnings Release Conference Call Transcript
March 17, 2011

This transcript is provided by NIKE, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:  Good afternoon, everyone. Welcome to NIKE's fiscal 2011 third quarter conference call. For those who need to reference today's press release, you'll find it at www.nikebiz.com. Leading today's call is Kelley Hall, Senior Director of Investor Relations.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods, due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, and discounts, which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s business, including equipment, NIKE Golf, Cole Haan, Converse, Hurley, and Umbro, are not included in these future numbers.

Finally, participants may discuss non-GAAP financial measures, including references to total wholesale equivalent sales for NIKE, Inc., businesses that have licensed sales. Wholesale equivalent sales include both reported revenue and estimations of sales by licensees based on the royalties paid. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc., and should not be relied upon as a financial measure of actual results.

Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information, and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, www.nikebiz.com.

Now I would like to turn the call over to Kelley Hall, Senior Director of Investor Relations.

Kelley Hall, Sr. Director, Investor Relations: Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE's fiscal 2011 third quarter results. As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website -- nikebiz.com.

Joining us on today's call will be NIKE, Inc.'s CEO, Mark Parker; followed by Charlie Denson, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Don Blair, who will give you an in-depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

I'll now turn the call over to NIKE, Inc. President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks, Kelley. Hello, everybody. Before we get into today's results, I think it's important to acknowledge the incredible challenges going on in Japan. Like many of you, I have good friends there, and NIKE has many teammates who are dealing with this devastating event. If you knew nothing of the Japanese people before last week, they've certainly shown what the term "grace under pressure" really means.

Thankfully, all of our employees are accounted for and safe, and we're working with relief agencies to assist however we can. I know I speak for everyone on this end of the call when I say our thoughts and prayers are with the Japanese people.

Okay, coming back to the business at hand and the purpose of this call, I'll start by reminding you that everything we do at NIKE is based on delivering long-term sustainable growth. At the same time, we're focused on delivering value to our shareholders in the near-term. This is the balance you've come to expect from NIKE, and it remains our commitment going forward. We strike this balance by leveraging our significant competitive advantages. And chief among them are our authentic, emotional connections with consumers; innovative product and retail experiences that lead the industry; and a strong NIKE, Inc. portfolio that gives us tremendous opportunities for growth and significant levers to drive profitability.

These strengths are behind the solid performance we delivered in Q3 -- NIKE, Inc. revenue was up 7%; gross margins at 45.8% were down, reflecting expected cost pressures. But despite the gross margin pressure, diluted EPS at $1.08 was the strongest performance of any Q3 in our history. I feel good about our Q3 results and I know we have the potential to do even better. Specifically, consumer demand for our products and brands is extraordinary. And we'll work even harder to fulfill that demand. That's one reason I'm so confident about our many opportunities going forward.

As I look ahead, I'm confident about our ability to compete and win in today's changing global economy -- confident and cautious. Many economies are seeing a vigorous return to growth, specifically China, Brazil and other developing countries. Other countries like Japan, Spain, Italy, and Greece are taking longer to regain momentum. Our largest market, the U.S., is somewhere in between. And while the relationship between economic growth and consumer confidence isn't entirely predictable, it's clear that consumers remain under pressure from high unemployment and emerging inflation.

More immediate in nearly every economy worldwide is the topic of rising input costs. Higher costs for materials, labor, and freight are here -- as predicted -- and are evident in our Q3 margins. While no one has a crystal ball, we do know that higher costs will continue to affect our profitability in the near-term. We also know we are uniquely positioned to leverage our strengths -- including scale, operational capabilities, and pricing power -- to help mitigate those costs beyond our control.

Over the longer-term, I expect cost factors will continue to ebb and flow, albeit at different speeds. Consumer-driven companies with strong brands and compelling products will be in the best position to maintain their margins. And disciplined companies who are lean and focused in how they use their resources -- and who are aggressively seeking new ways to grow -- will prosper. Those who don't -- won't. In that sense, the roadmap for success in the future is no different than it's always been, even as macroeconomic forces shift.

And while the headwinds we face are the same for everyone, the competitive advantages we have are ours alone -- unique to the NIKE, Inc. portfolio. Nobody knows sports and athletes better than NIKE. We optimize how we design and develop our products; how we price them, given current market conditions; and how we present them to the consumer. And we do that more effectively than anybody else in our industry.

We're leveraging success with our new store and online experiences by working closely with our retail partners to set the standard for brand presentation, reaching millions of consumers and transforming the marketplace. We're using our size and scale to leverage our supply chain and negotiate costs to help maintain profitability in challenging environments.

We have the financial strength and the operational discipline to allocate resources to drive growth and invest in the future. And we leverage these strengths across a family of brands that connect us with consumers, expand markets, and build trust -- and that trust has never been more important than it is today. Finally, I can't say enough about our management team, which is the best in the business -- as we say, we're on the offense, always.

These are the competitive advantages we use to optimize the business -- connecting with the consumer and innovating to generate top line growth, leveraging our operational strengths and innovating to generate bottom line growth -- all inside the power of the NIKE, Inc. portfolio.

I also want to be clear that my focus will always fall first on innovation. I see amazing potential for NIKE, Inc. and our industry. I look at digital technology and how it's expanding sport -- a massive opportunity there. And then there's London -- the London Olympics in 2012 and beyond in Rio; the impact of franchises like Lunar, Pro Combat, the Hurley Board Short, and Chuck Taylor; and amazing new experiences at retail -- these are just a few of the big ideas that animate this Company, excite consumers, and inspire me personally.

Whatever may be unknown in the global economy, you can be absolutely certain that we'll continue to invest in our single biggest competitive advantage -- our fixation on innovation that benefits consumers and shareholders. That's good for NIKE and it's good for our industry.

With that, here's Charlie to take you through the NIKE Brand.

Charlie Denson, President, NIKE Brand: Thanks, Mark. Good afternoon, everybody. Well, Q3 demonstrates the strength and success of the NIKE Brand's growth strategy.

Constant dollar revenues grew 9%, with growth in every geography except for Japan. We grew every one of our key categories, with five of those categories growing at double-digit rates. Our Direct to Consumer business delivered strong comp store growth in both factory and inline stores, and another quarter of double-digit growth online. Constant dollar futures are up 9%.

As always, we're focused on managing the business for sustainable, long-term profitability. For the NIKE Brand, that means staying laser-focused on innovation -- first at the product and brand level to drive top-line growth, and also driving innovation and discipline into how we run the business.

Let's start with product. We have a long history of delivering new and innovative product for the athlete. And the product in the marketplace today is some of the best we've ever created. There are two very powerful words in our business -- "NIKE launch." And we had some good ones in Q3. I'll highlight a few.

In Basketball, we launched our second edition of the LeBron 8, the Zoom Kobe VI, the Zoom KD III, and the Air Jordan 2011. And by the way, the Black Mamba movie, featuring Kobe and Kanye West, has generated millions of YouTube views as one of the most talked about digital shorts in the industry this year. Lots of energy around basketball.

In Football, we launched new kits for the French Football Federation at the France-Brazil Friendly in February. They're the lightest, fastest and most sustainable kits in that team's history.

In Men's and Women's Training -- five incredible new NIKE Free shoes, four of them NIKE plus-enabled -- another great example of taking a category-specific technology and broadening its reach to new consumers.

And finally, in Running -- we introduced our award-winning GPS Running watch at the Consumer Electronics show. Tremendous buzz around that as we head for the retail launch in just a few short weeks.

These are all breakthrough products that offer genuine performance. They are resonating with consumers, and they play a significant role in creating the brand strength that is so critical to NIKE's leadership position in the industry.

As you know, innovation at NIKE is not just about product -- it drives how we run every part of the business. And it's especially valuable in the current global economy. As we look at conditions around the world, growth is indeed uneven; yet we delivered a solid Q3 in both developed and developing markets.

Today I'll highlight two of our geographies, the two markets that will be bellwethers for us over the next several quarters, and central to our long-term success, North America and China. North America continues to see incredible brand strength, with revenue up 9% in the quarter and up 10% year-to-date.

I see two things at work here. First, there's a real consumer desire for amazing products and experiences from the brands that consumers trust, and NIKE is delivering both. We continue to transform the marketplace with new retail experiences. Our new NIKE Brand and category stores are performing above early expectations. Our executions with Dick's, Footlocker and Finish Line, are helping NIKE and our partners deliver great and strong results. And there are more on the way.

The second thing happening in North America -- but not just in North America -- is the never-ending and compelling passion for sports, competition and fitness. Our Brand is always associated with the greatest "moments in sports" around the world. It's that presence, combined with our unique connection to youth culture, that makes NIKE such a powerful global brand.

And then there's China -- the big story in China is the continued growth we see in revenue, EBIT and Futures. And these are increases off of a very large base. It demonstrates the potential we've talked about in the Chinese marketplace for the NIKE Brand. In fact, it's useful to recall our approach to the Beijing Olympics -- that we were focused on the long-term Brand position and strength, and not just the event itself.

And now we're seeing that investment and approach starting to pay off. Our business and Brand continue to flourish with the Chinese consumer. We're seeing genuine separation from our competition, both globally and locally. And our Futures continue to come in at a double-digit rate. We're well positioned on all fronts -- Brand strength, product innovation, and retail experiences -- and on track to double that business by FY15. I remain very bullish on our potential in China.

That isn't to say that we don't face challenges in the business. We're still working to meet surging demand for our products, and the rising input costs we've been anticipating certainly have arrived. But we believe we're well positioned to meet those challenges. Mark highlighted many of the strengths that the NIKE portfolio offers. Going forward, we'll continue to focus on leveraging our product innovation, and the strength and the scale of the NIKE brand to help mitigate the impact of higher input costs.

In addition to a number of ongoing supply chain initiatives, you'll see us increase prices for many of our products to help offset some of the downward pressure on gross margins. Over the coming seasons, we'll approach these pricing actions on a style-by-style, market-by-market basis. And we'll do what's right for both our near-term financial health as well as our long-term growth and competitiveness.

One last topic -- and that's inventory, which has grown significantly, but only in comparison to last year's historically low levels. I feel we are well positioned to capitalize on our Brand strength, and expect ongoing demand to spur some growth in our overall inventories going forward, but it should level out over time. As we've demonstrated in the past, overall profitability and a healthy marketplace are central to how we manage inventory, and we'll continue to evaluate it with both discipline and opportunity in mind.

And finally -- just because we're extremely disciplined, doesn't mean we're going to hold our breath. We'll continue to invest in the power of the Brand and the innovative products that serve athletes, inspire consumers, and drive our growth. That's what we always promise -- and what we intend to deliver.

Now here's Don to take you through the financials.

Don Blair, VP & Chief Financial Officer: Thanks, Charlie. On our last call, we outlined three key themes that are currently shaping our financial outlook.

First -- that our business strategies are working in the marketplace, laying a strong foundation for future revenue growth;

Second -- that we expect to face Gross Margin headwinds with the rest of our industry, but we're in the best position to mitigate their impact on profitability;

And third -- that we'll continue to invest in our business for the long-term and deliver strong returns to our shareholders.

Our results so far this year and our future expectations reinforce these themes. So let's take each one in turn --

The first and most important is our confidence in our business strategies and our ability to execute them. Our year-to-date revenue growth, the continued strength of Futures, and the success being enjoyed by our retailers, prove that our strategies are working. We continue to connect with our consumers, deliver industry-leading product innovation, and create compelling retail concepts in-store and online. That's true across the Brands, categories, markets and products that make up the NIKE, Inc. portfolio.

Particularly while world economies are in various stages of recovery and consumer confidence remains fragile, the ability to connect with consumers around the globe is an extraordinary competitive advantage. And we've only begun to realize the potential of our portfolio -- our pipeline of product innovation remains robust; our Brands still have vast untapped potential; and we've just started to extend new category retail concepts around the world. We're confident that as we execute these strategies more broadly and deeply, we'll generate strong revenue growth for years to come.

The second theme shaping our financial outlook is cost inflation. As we expected, in Q3, we began to see the impact of rising input costs such as oil, cotton and labor. We also continue to experience higher than normal levels of air freight to meet tremendous consumer demand for products such as NIKE Free, Lunar and NIKE Pro. We expect these headwinds will continue through most of FY12.

As Mark and Charlie both noted, we have a number of tools to mitigate the impact of these headwinds; the most significant are leveraging our supply chain and raising prices. On the supply side, we'll continue to manage inventories carefully, while working with our suppliers to increase capacity and reduce cost.

While inventory for Q3 grew significantly to support strong demand, we continue to experience capacity shortages for some technical products. However, as a result of the work we've done to consolidate our supplier base, our factory partners have the financial and operational ability to build capacity and reduce product costs. To address the current shortages, our suppliers have added new footwear and apparel production lines over the last nine months, and have committed to significant additional capacity expansion through the next fiscal year.

On the pricing side, we intend to raise prices across a wide range of Footwear and Apparel styles to help mitigate the overall impact of higher input costs. In the past, we've taken a fairly surgical approach to pricing. Beginning in Spring 2012, we'll take more significant price increases across a broader range of styles. As always, we'll carefully consider each pricing action to maintain a competitive consumer value proposition.

The final theme isn't new; it's actually the foundation of our financial management philosophy. We manage our business to create long-term value for shareholders. That requires that we invest in future growth and deliver strong financial performance in the near-term. We're confident in our business strategies; they're working well in the marketplace and we'll continue to invest in them, even in the face of profit headwinds. At the same time, we'll pull the levers in our business model to continue to deliver profitable growth in the near-term.

With that context, let me review the highlights of our third quarter results --

NIKE, Inc. reported Revenue increased 7%, as currency-neutral revenues increased 8%. NIKE Brand Revenues grew 9% on a constant currency basis, somewhat lower than the Futures growth we reported last quarter, due primarily to lower off-price sales and modestly higher cancellation rates versus an unusually low rate last year. Revenues for our Other Brands grew 1%, as double digit growth at Converse and Cole Haan was largely offset by lower revenues at Umbro and NIKE Golf, which both faced difficult prior-year comparisons.

NIKE Brand Futures Orders scheduled for delivery from March through July increased 9% on a currency-neutral basis, reflecting growth for the Summer and Fall seasons. This was despite challenging comparisons to last year's World Cup, particularly in the Emerging Markets and both European geographies. On a real-dollar basis, we estimate Futures Orders will be 11% higher than the prior year.

Third quarter Gross Margin declined 110 basis points versus FY10, due primarily to higher product and air freight costs, and lower license revenues. These factors were partially offset by a higher mix of full-price sales, product cost reduction initiatives, and strong growth in our Direct to Consumer business.

Diluted Earnings per Share grew 7% to $1.08, as SG&A leverage and a slightly lower share count offset the decline in gross margin and a slightly higher tax rate. Free Cash Flow from Operations for the first three quarters of FY11 was $658 million, and we've raised our trailing 12-month ROIC 200 basis points to 21.2%.

Inventory at quarter-end was 18% above unusually low levels last year, driven by higher demand, growth in replenishment programs for high-turnover styles, and pre-builds to maximize the productivity of factory capacity. We're comfortable with our inventories, as growth is driven by in-line product and close-outs are actually a smaller percentage of total inventory than last year. While we expect inventory levels to grow faster than revenue for the first half of fiscal 2012, we expect inventory and revenue growth to come back into line as new factory capacity comes on stream.

Rather than reiterate information you already have, I'm going to focus my discussion of segment performance on the key points. We'll be happy to address any detail not covered here in the Q&A.

For the quarter -- Revenue in North America increased 9% on a currency-neutral basis, as all categories except Sportswear grew versus the prior year, led by double-digit growth in Running, Men's and Women's Training, and Football. Futures increased 11%, reflecting growth across all categories.

Direct to Consumer sales increased 20% for the quarter, as comp sales in NIKE-owned stores increased 13% and online sales increased 28%.

Apparel revenues grew 18%, driven by new category presentations at NIKE-owned retail stores and at retailers such as Foot Locker, Finish Line and Dick's. Footwear revenues increased 7%, driven by strong demand for Lunar and NIKE Free Running products as well as Men's Training models.

EBIT for North America grew 5%, as revenue growth and OPEX leverage were partially offset by lower gross margins and higher demand creation.

In Western Europe, Q3 Revenue grew 6% on a currency-neutral basis, reflecting broad-based growth across nearly every dimension -- territory, category, and product. On a reported basis, Western Europe Revenues declined by 2% and EBIT fell 19%, primarily due to unfavorable Foreign Exchange.

Growth in Central and Eastern Europe continued to accelerate in Q3, as Revenue grew 11% on a currency-neutral basis, driven by double digit growth in Russia, Turkey and Poland. From a category perspective, Running and Football powered the growth. EBIT for CEE increased 24%, fueled by higher revenues and SG&A leverage, which more than offset lower gross margins and unfavorable Foreign Exchange.

In Greater China, third quarter Revenues increased 18% on a currency-neutral basis, driven by expanding points of distribution and double-digit growth in Sportswear, Running, Men's Training and Action Sports. Currency-neutral Futures grew 13%, including double-digit growth across most key categories. EBIT for Greater China increased 21%, driven by higher revenues and gross margins.

During the quarter, we also opened our China Logistics Center, one of the largest, most sophisticated and most sustainable facilities of its kind in China. While commissioning costs will reduce gross margins in China for the next few quarters, we expect this facility to deliver both financial and commercial benefits for FY12 and beyond.

Our Emerging Markets geography continues to deliver impressive results, with third quarter Revenues up 15% on a currency-neutral basis. Every category and every territory, except South Africa, posted higher revenues, with Mexico, Argentina and Korea driving the largest share of the growth. Currency-neutral Futures were up 18%, as all categories grew except Football, which reflected difficult comparisons to the World Cup.

EBIT for the Emerging Markets increased 36%, driven by strong revenue and margin growth, as well as SG&A leverage and favorable FX.

In Japan, third quarter results continued to be challenging, as Revenue declined 16% on a currency-neutral basis, while EBIT fell 23%. Japan was obviously a challenging business environment even before the catastrophic events of last week. And while our organization and assets in Japan have not been significantly affected, the implications of widespread damage to the nation's infrastructure, consumer confidence, and overall economy remain unclear. It's too early to fully assess the financial impact of these ongoing events on our business -- and we have not done so in our guidance -- but we do anticipate there will be a negative impact on our revenues and profits for this geography.

Third quarter Revenue for our Other Businesses increased 1% on a reported and currency-neutral basis, reflecting double-digit growth at Cole Haan and Converse, offset by sales declines at NIKE Golf, due to shifts in the timing of product launches, and Umbro, which faced comparisons to strong World Cup sales last year. EBIT for the Other Businesses decreased 19%, as lower operating margins reflected unfavorable product mix and SG&A deleverage.

As we look to the next few quarters, we expect continued strength in consumer demand as well as intensifying gross margin pressure from input cost inflation and from air freight. As a result of favorable hedges in the first half of FY11, gross margins will also face an FX headwind in the first half of FY12. Specifically, for the fourth quarter of FY11, we expect reported Revenue to grow at a high single-digit rate as NIKE Brand Futures growth is partially offset by lower at-once and off-price sales.

We expect Gross Margin for the fourth quarter to be at least 300 basis points below last year's record 47.4%, as the downward pressure from input costs continues to intensify, and we don't expect to see the benefits of pricing actions until later in FY12. For the full year FY11, we continue to expect Gross Margin will be at least 50 basis points below the prior year.

As we anniversary investments in last year's World Cup, we anticipate Demand Creation for Q4 will decline at a mid-to-high-single-digit rate, yielding mid-single digit growth for the full year. Fourth quarter Operating Overhead should grow at a low-single-digit rate, reflecting ongoing investment in our Direct to Consumer business, offset by leverage in our core operating costs. For the full year, we continue to expect Operating Overhead will grow at a mid-single-digit rate, delivering operating margin leverage.

We expect Other Income and Expense for Q4 will be insignificant, and the Effective Tax Rate for the full year should be roughly in line with our year-to-date rate.

Although we haven't yet completed our planning for FY12, we can provide some of our initial thinking. We expect to see full-year revenue growth at or slightly above our high-single-digit target range, as strong consumer demand continues and we see the benefit of higher prices concentrated in the back half of the year. However, higher input and air freight costs, as well as FX headwinds, will continue to drive gross margins lower on a year-over-year basis. We expect this downward pressure on gross margin to more than offset continued SG&A leverage.

As we develop our plans for the coming year, we'll provide more visibility to our FY12 expectations when we report our year-end results.

I'd like to close by returning to Mark's opening thought today -- We're focused on sustainable, profitable growth and we're confident that our current strategies will deliver on that commitment. All global companies operate in a constantly changing environment, and we've demonstrated our ability to effectively manage our business under a variety of conditions. We'll continue to leverage the power of our portfolio to drive revenue growth and profitability, mitigate risk, and most importantly, create value for our shareholders.

We're now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator:  (Operator Instructions). Kate McShane, Citigroup.

<Q – Kate McShane>: If I could just focus on inventories for a second, I wonder if you could break down the inventory growth in units versus price. And if there are any particular geographies, where you're seeing the biggest inventory build?

<A – Mark Parker>: Well, first of all, most of the growth is units, although there is some price increase in there as well. I don't actually have a split on that right now. But what I would say is when you look at this from a geographic standpoint, the two largest drivers of the growth are North America and China, which is what you'd expect. Those are two pieces of geography where the Brand and the business is very strong. And we've made some very specific decisions to position ourselves for growth in some very profitable categories.

One other thing I'd point out is this really is a more normalized level of inventory. Last year was one of the lowest we've seen. And this year's inventory levels, actually only the third-highest February in the last seven years. So this is really more of a normalized inventory level.

<A – Charlie Denson>: I'll add just a little bit more commentary on that. I think part of the Footwear growth is driven by a pretty good increase on in-transit. That's just in preparation of trying to chase some of the demand that we've been talking about. And then in Apparel, as Don talked about a little bit, North America really primarily is driving the apparel increase, which is where we have the strongest increase on a year-on-year basis in sales. So, back to some of the commentary I had in the prepared remarks, I mean, we still feel pretty comfortable about where we are.

<Q – Kate McShane>:  Okay. Great. Thank you. And of the capacity that is coming online over the next 12 months, at what point do you think the capacity being added will start to, I guess, tip the scales in terms of offsetting some of the inflationary pressure?

<A – Mark Parker>: Well, I think we're going to see air freight began to ease in the very back half of FY12. So we think for Spring and Summer, we're going to start to see a different balance in supply and demand, which will certainly take some of the pressure off gross margins.

<Q – Kate McShane>:  Okay. Thank you very much.

<A – Kelley Hall>:  Operator, next call, please.

Operator: Robert Drbul, Barclays Capital.

<Q – Robert Drbul>:  The first question I always like to ask is when you look at the Future's stream, was it consistent throughout the next order period? Or did you see a major deviation from the first half of the period to the second?

<A – Mark Parker>:  It's a little bit stronger in the back half, and that would make sense because the World Cup overlap is more in the front of that window.

<Q – Robert Drbul>:  Great. And then the second question that I have is, when you look closely at the North America business, the Footwear growth versus the Apparel growth, is that impacting your gross margin, all the mix piece of it? And when we look at the growth of those two segments, should we expect Footwear to continue to grow at a slower rate than Apparel?

<A – Charlie Denson>: Yes, Bob, this is Charlie. I would say yes on both questions. I think the mix has a big effect on the North America gross margin, as Don pointed out in some of the prepared remarks. And right now, we've got a very, very robust growth curve going in Apparel that we feel pretty good about, as a sustainable piece of the business. That being said, we still feel pretty good about our Footwear business as well.

<Q – Robert Drbul>:  And on the Footwear -- and Kelley, I'll turn it off after this -- but on the Footwear side of it, when you look at the competitive set, do you still feel comfortable with your marketshare position? Are you gaining or losing share in the North America Footwear market, based on these numbers?

<A – Mark Parker>:  I think we're still gaining a little bit. I think it's category-by-category. I think we still feel very good about our Running business. We still feel very, very good about our Basketball business. Men's and Women's Training is coming online and Action Sports still doing very well. So, overall, I think you have to break it down category-by-category, but on an overall basis, I still feel confident that we have the ability to gain share.

<Q – Robert Drbul >: Thank you very much.

<A – Kelley Hall>:  Great. Next question, please.

Operator:  Chris Svezia, Susquehanna Financial Group.

<Q – Chris Svezia>: So, just, I guess, first, my question is, when you look at the capacity that's going to be coming out over the next nine months, I guess instead of thinking about the opportunity to reduce air freight, maybe just talk about what the, I guess, cost per unit or the cost structure of this new capacity as it comes on -- what it means to you guys as you look at your overall business. Is it actually lower? Is that fair to say?

<A – Charlie Denson>: Well, first of all, we have a pretty strict set of standards around when we bring up a factory, in terms of quality and consistency with our code of conduct and so on. So we would expect this factory capacity certainly to be cost-competitive. As we bring on new factories, in some cases, we do bring in some of our lean practices. Some of these factories, for example, are conversions from other brands. So I would say overall, competitive, not materially different from the existing sourcing base.

<A – Mark Parker>: Let me add too -- this is Mark -- that much of the increase in capacity is actually adding lines to existing factories, as opposed to just opening new factories. And that's especially important in those factories creating the product that's in the highest demand -- you know, Lunar and Free and some of the other products that are -- some of those items that are in specifically high demand. So there's a lot of additional lines being added to current factories.

<Q – Chris Svezia>:  Okay. And then just on -- I'm just curious, as you guys think about the inventory piece -- and I think Don just made a comment about as you look for the -- I guess as you go into Spring of fiscal year '12, you're not expecting that much at once or atonce to be down. I'm just curious as to why that would be, given, I guess, the strength in the business and given the fact you're air freighting so much product. If you have the inventory, why not more at once? Just curious.

<A – Mark Parker>: I think you might be referring -- Don's comment was more on the closeout piece where our closeouts as a percent of total inventory are down. I'm not sure -- we have to go back and see exactly what he said.

<A – Don Blair>: Well, I think, first of all, Charlie is right. The major driver here is going to be less off price, which we think is good thing. That's obviously a cleaner marketplace.

The other thing is we are very committed to the Futures model and believe that a whole marketplace is the right way to run the business for maximum margin and capital efficiencies. So, making sure that we continue to focus on strong Futures and keep the at-once business focused on this quick-turning styles, that's the way we think is the best way to run the business.

<Q – Chris Svezia>:  Fair enough. Thanks. Take care.

<A – Kelley Hall>:  Great. Next question, please?

Operator:  Michelle Tan, Goldman Sachs

<Q – Michelle Tan>:  I was wondering if you guys could help us understand the magnitude of the air freight pressure versus the product cost pressure that you're seeing within the gross margin now?

<A – Don Blair>:  Yes, for the third quarter, we were down 110 basis points. It was about 100 basis points or so on the input costs; about 40, 50 basis points on air freight. So those of you doing the math, we obviously are offsetting some of that with a lot of the cost initiatives we've had in place for quite some time. We continue to drive that and we've also had some benefit from Direct to Consumer. So, more than all of the gross margin decline actually came from input costs and air freight.

<A – Charlie Denson>: And most of that is on the materials side. The largest percentage of that decrease in the pressures is from higher input cost raw materials.

<Q – Michelle Tan>:  Got it. And when you look at fourth quarter and the 300 basis points you're expecting, is the mix of the pressure roughly similar in those items? Or is one of them intensifying dramatically relative to the other?

<A – Don Blair>: Well, the input costs are definitely increasing in the fourth quarter. And one of the things we also spoke about is our China distribution center, which we just commissioned. We've got some commissioning costs, which we completely expected, but that also is one of the drivers in fourth quarter. But it's basically materials costs.

<Q – Michelle Tan>:  Okay. Understood. And then as far as the timing of the pricing increases, I know you're looking at more broad-based ones for 2012, but I guess, any sense of how gradually or immediately you kind of step it up to mitigate the product cost piece of this gross margin pressure? Like is it kind of a step up already in the first half that's meaningful? Or is it more as we move through fiscal '12?

<A – Charlie Denson>: Yes, I think -- this is Charlie. We have been increasing price, albeit strategically and market-to-market, style-by-style, even in Fall and as we move into holiday. What we're referring to is more of a across-the-board increase to make sure we maintain price value relationship across the entire product line as we move into 2012. And that's where you'll see that, the more significant impact on the overall P&L.

<Q – Michelle Tan>:  Right. And does that start in Q1? Or is that more kind of rolling impact in terms of the magnitude for the year?

<A – Charlie Denson>: The bigger magnitude comes in the second half, which –

<A – Mark Parker>: Of the fiscal year.

<A – Charlie Denson>: -- of the fiscal year. First half of the calendar year -- as we move into the Spring and Summer seasons.

<Q – Michelle Tan>:  Got it. Thank you.

<A – Kelley Hall>:  Operator, next call, please.

Operator: Robert Ohmes, Bank of America.

<Q – Robert Ohmes>:  A couple of quick follow-ups. I was hoping you could elaborate a little more on the timing and the benefits from the new China DC. Is it supportive to your gross margin as you get further out? Is it a way to accelerate your topline growth over there? Maybe more help on where the benefit is and sort of when we see it from that investment.

And then just a follow-up question would just be -- if you look at the US business and you see all this great momentum in Running, is Basketball momentum as strong as you would have thought? Just your view on that would be great as well. Thanks.

<A – Don Blair>: Robbie, with respect to the China distribution center, this is really a short-term commissioning and startup type of impact. We do expect to see some improvement in the back half of the year. And then in the long run, what we experienced with our distribution center in Laakdal, it's both. It really is a competitive advantage to have the capability to deliver against launches and Footwear, Apparel and equipment together.

And also, it's one of the things that, over a number of years, you continuously improve productivity at the facility and drive improved gross margins. So we do believe that will fairly quickly be a real asset financially and commercially.

<A – Charlie Denson>: And Robert, this is Charlie. Could you repeat the question regarding the running piece?

<Q – Robert Ohmes>:  Yes, I was just curious if the -- I mean, the Running momentum, you called out a lot of the great new Running styles that are doing, obviously, amazing right now in North America. I was just curious if the tone of your Basketball business is as good as you thought it would have been. Because I forgot, but I recall you guys, I think, mentioning Basketball maybe a little bit more in the call last quarter.

<A – Mark Parker>:  You know, actually, the momentum of Basketball has been great, especially on the NIKE side; whereas you look at the Q3 numbers, Jordan only had one big launch. We mentioned it -- the new Air Jordan. And so that number for the quarter was down -- it wasn't down, it was actually up but on a lower rate. But the NIKE Basketball number was up solid-double-digits. So, we still feel very good about our Basketball positioning and the excitement that's going on in that space right now.

<Q – Robert Ohmes>:  Great. Thanks very much.

<A – Kelley Hall>:  Next question, please.

Operator:  Eric Alexander, Stifel Nicolaus.

<Q – Eric Alexander>: In for Jim Duffy. I just had a question related around the capacity and inventory. To what extent do you guys think that the restructuring over the past couple of years has influenced your ability to deliver to demand positively, and any challenges that you may have faced?

And then as far as your state of inventories in the channel, do you guys feel pretty good about those in your major markets, as far as wholesale and DTC?

<A – Charlie Denson>: Well, with respect to the capacity consolidation that we -- or the factory consolidations we did over the last year or so, we absolutely believe that's one of the reasons why we're going to be able to support the business going forward.

The factories that we divested were factories that were less efficient and really weren't the ones that could produce the product that we're working to supply right now. So, by consolidating our factory base, we consolidated with the most efficient, highest-quality producers that have the financial and operational capability to grow with us, and produce the kind of product that we put in the marketplace.

<A – Don Blair>: You know, I will add too that the broader restructuring that we went through around the category focus has actually really helped us drive a more robust topline. And we're really seeing that actually click into gear. Some of the demand that we're chasing right now, as I said, was more around a number of really key styles and concepts where the demand greatly exceeded even our expectations. So we've been chasing those. But overall, we feel very good about where we've netted out on the restructuring.

<A – Charlie Denson>: And then the second part of the question was around channel inventory? Was that --?

<Q – Eric Alexander>: Yes. Yes, that's correct -- in your major markets, how you guys feel about that. I know your inventories are up 18%, and you guys feel like that's coming off a low base year-over-year; but how do you guys feel about what's -- really speaking more to the mitigation of air freight and trying to just kind of frame that out some.

<A – Charlie Denson>: Well, I'll call out a couple specifics in the US. I mean, across the different channels of distribution, we feel pretty good. As I mentioned, the two bigger drivers in the inventory numbers were in transit, which again, is kind of coming into a strong Summer/Fall period. And then the Apparel, where we're very robust here in the United States on our Apparel business. And that goes across all the channels -- sporting goods, athletic, specialty, department store, et cetera.

We've -- I made the comment in the prepared remarks. I mean, one of the things that we watch very, very closely is the overall health of the marketplace. I think it's one of the things that helps us support both the Futures program and the ongoing gross margin management that we look at on a quarter-to-quarter basis. So, we continue to keep a very, very close eye on all of that around the world. And as we continue to invest in our systems, both at the partnership level and the DTC level, it's giving us more and more transparency into those inventories and our ability to manage them.

<Q – Eric Alexander>: Okay. That's very helpful. And then last question before I'll turn it over, I'll give it a shot. I know Summer Olympics, you guys historically used that as a platform to launch new innovations. Is it too soon to discuss any of those that you guys kind of have in the pipeline or anything of that sort? I'll give it a shot again, so.

<A – Mark Parker>: That's a big tease. (laughter) Don't expect us to dive in on that one, but it is a bit early. I will go out and just say I think some of the most exciting new performance products we've seen in the history of NIKE certainly is in the pipeline, and getting ready for that massively important global event.

And you're right -- these are the events that we rally behind. They're sort of moments in time that we come together and show our best work. And I'm very close to the product engine here at NIKE, and I can truly say that some of the most exciting product that we have ever had is currently in the works and getting ready to come out primetime for the Summer Olympics in London.

So we'll be doing some fairly major events here in the coming 12 months to really highlight much of that. But it's a bit premature to really let some of those cats out of the bag right now.

<Q – Eric Alexander>: Understandable. I do appreciate it and good luck in the quarter. Appreciate it.

<A – Kelley Hall>:  Next question, please.

Operator: Michael Binetti, UBS.

<Q – Michael Binetti>: A quick question for you on -- and I have a quick follow-up after this but -- it sounds like pricing is going to be the main approach to offsetting a lot of the gross margins. And with 300 basis points of pressure in the next quarter, I'm just curious if there was -- was there any reason not to get a little more aggressive on price earlier? Or even is there any flexibility on it at this point, that could be a way that we might be able to have -- if we do see prices maybe rise in the retail channel, maybe we could get a little more optimistic on the May quarter even from here?

<A – Charlie Denson>: Yes. I think -- this is Charlie -- I think -- I mean, we obviously, with the large piece of the business being done on the Future's program, and those prices are already locked in and guaranteed, we don't have a lot of flexibility there. We do have the opportunity to some degree to see some pricing in our own Direct to Consumer channels.

It's still not as material enough to offset some of the pressures that we're seen coming in. So, we don't see a lot of -- a significant impact short-term. But I would say, to the earlier point, pricing is not the only lever we have. We certainly are continuing to work our supply chain. And that's something that we've seen benefits historically. We saw benefits in Q3 and we expect to see that in FY12. And we also have a pattern over the last several years of driving for leverage on our SG&A.

So we're going to pull all of the levers and, as we always do, really aim at long-term profitability. And I think if you listen to what we talked about on the guidance, that's really an overall P&L model, not just on the pricing front.

<Q – Michael Binetti>: Okay. And then you know, I don't know -- just a question -- you usually get the front half versus the back half in the Future's window. And then maybe if you could tell us what the ASPs look like in the 9% you reported today, that would be helpful. Thanks.

<A – Don Blair>: The ASPs are up slightly in Footwear and down slightly in Apparel, is what we have right now in the five-month Futures window. What I would remind you of, as Charlie said, that would reflect only the very surgical price increases and not the increases that we expect to see more towards the back half of the year.

<Q – Michael Binetti>: And what -- any reason Apparel is going -- the ASPs are down slightly there?

<A – Don Blair>: I wouldn't take that as something that we see as a material trend. I mean, there's lots of moving parts in Apparel.

<Q – Michael Binetti>: Okay. And then front half versus back half would be helpful, thanks.

<A – Kelley Hall>: More heavily weighted to the back half.

<Q – Michael Binetti>: Thank you.

<A – Don Blair>: And some of that pricing on the Apparel side is due to mix -- a seasonal reflection of the mix.
<A – Kelley Hall>:  We’ll take the next question, please.

Operator:  Paul Swinand, Morningstar, Inc.

<Q – Paul Swinand>: Good afternoon and thanks for taking my call. A question on the EBIT disclosure that was materially lower in the United States. If the largest influence on that was the gross margin and the product cost, was the shipping -- what made up the difference between the other geographies? Or was it -- was there a different mix there as well?

<A – Don Blair>: Well, first of all, I think I'm interpreting your question -- when you say a material or a lower EBIT--?

<Q – Paul Swinand>: In other words -- on the EBIT line, there was a 5% for the US but it was lower than the sales increase. And then, like, for example in China, EBITDA accelerated faster than sales.

<A – Don Blair>: Right. So, as we called out in the script, there's really a couple of issues there. There's going to be the timing of demand creation will always affect the geography profitability. So that's one element.

The other one is, you're absolutely right. The air freight costs is highest for North America. It's the geography where we have the fastest delivery windows against Futures. And so, therefore, when we have capacity shortfalls, it's the North America business that requires the most air freight to get product on time.

<Q – Paul Swinand>: Okay. And then the -- but the input costs affecting the products that are shipped in the different geographies, is that mix about the same across geographies? (multiple speakers) Okay.

<A – Don Blair>: Probably yes. I mean -- yes, the products are going to be the same around the world. The only difference there would be just the mix of products. The one thing that is different, input costs are the same but Foreign Exchange, obviously, has a huge impact. If you looked at our reported numbers, the European geographies were most significantly affected by Foreign Exchange.

<Q – Paul Swinand>: Understood. Thank you very much.

<A – Kelley Hall>:  Great. Operator, we have time for one more question.

Operator: Sam Poser, Sterne, Agee.

<Q – Sam Poser>:  I just have a couple of questions. The inventory levels -- I mean, it looks to me like, just based on your guidance and what the gross margins -- with the reduced gross margins, your weeks of supply look like they're in fairly good shape. But I guess my question is, of that, of the in-transit part of that inventory, was that late shipments from the prior quarter, given the delays and the need to fly goods and move goods and so on?

<A – Mark Parker>: Well, first of all, overall, you're right -- your premise that we feel as if inventory is in good shape? Absolutely; we feel good overall about the inventory level.

With respect to where we are, yes, the factories are delivering later than what we ideally would like. It's not that they're slow; it's just that demand is big. So it is later delivery out of the factory to get it here on time, and therefore, it needs to be sent by air freight.

<Q – Sam Poser>:  Okay. And then, secondly, I was just looking ahead to 2012. You say that the gross margin pressures will continue to be there, at least through the first half, I gather. And when we think about the SG&A, the combination of demand creation and the other parts of it, would we think about that, the front half of the year, basically, you're going to lever SG&A better than the back half, given the roll into the Olympics and so on?

And would we expect the same kind of investments in London the way we saw Beijing, given that you're a much more mature business already in the UK and so on?

<A – Mark Parker>:  Okay. So what I would say is, that's a plausible storyline but you're way ahead of me here. We're not quite at that stage with our FY12 plans to be giving quarterly guidance. But I do believe that, generally, that those thoughts are accurate in the sense that we will be investing in the European championships and the London Olympics. Some of the London Olympics, of course, will fall into FY13. So from a demand creation standpoint, you would expect to see some of that flow.

With respect to gross margin, we are going to face input pressure all year, although we would expect to see more pricing offset in the second half.

<Q – Sam Poser>:  Thank you very much. Continued success. Thanks.

<A – Kelley Hall>:  Thank you, everybody. Operator, we're ready to end for the day.

Operator:  Thank you. Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.